REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
As filed with the Securities and Exchange Commission on August 13, 2007
 Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as Specified in its Charter)
Ohio (State Or Other Jurisdiction Of Incorporation Or Organization)		31-1274091 (IRS Employer Identification Number)
441 Vine Street Cincinnati, Ohio 45202 (513) 763-1414 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2007 STOCK INCENTIVE PLAN
(Full Title of the Plan)

F. Mark Reuter, Esq
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio  45202
Telephone:  (513) 579-6469
Facsimile:  (513) 579-6457

(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price Per Share (2)	Proposed maximum aggregate offering Price (2)	Amount of registration fee (2)
Common Stock	1,000,000 Shares	$36.01	$36,010,000.00	$1,105.51

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also registers such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalization, stock dividends, stock splits and any other similar transactions.

(2)
Estimated to calculate registration fee.  Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933 based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on August 9, 2007 of $36.01per share.

The Exhibit Index appears after the Signature Page of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

(a)
Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on March 16, 2007, and the amended annual report on Form 10-K/A filed on March 21, 2007 (File No. 000-23019), each of which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed; the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 10, 2007, the amended quarterly report on Form 10-Q/A filed on May 15, 2007; and the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 9, 2007; and current reports on Form 8-K filed on July 16, 2007, June 28, 2007, May 15, 2007, May 7, 2007, April 13, 2007, and March 13, 2007 (in each case excluding the portions deemed “furnished” and not “filed” with the SEC).

(b)
All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(c)
The description of the common stock, which is registered under Section 12 of the Exchange Act in our registration statements on Form 8-A, filed with the SEC on August 22, 1997 and September 7, 1999, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the securities that may be offered under the Plan will be passed upon for Registrant by Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202.  Attorneys who are partners or employed by Keating Muething & Klekamp PLL who have provided advice with respect to this matter own shares of Registrant's common stock.

Item 6.  Indemnification of Directors and Officers.

Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful.  Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Registrant unless deemed otherwise by the court.  Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court.  The Registrant’s Amended and Restated Code of Regulations extends such indemnification, and the Registrant also has entered into indemnification agreements with individual directors.

The foregoing discussion is subject to the complete text of Section 1701.13(E) and is qualified in its entirety by reference thereto.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9.  Undertakings.

9.1   The undersigned Registrant hereby undertakes:

        (1)  To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
            (i)       to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

            (iii)     to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant or the Plan pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

9.2    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.3    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 13, 2007.

KENDLE INTERNATIONAL INC.

By:	/s/ Candace Kendle, PharmD
Candace Kendle, PharmD
Chairman, CEO and Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Candace Kendle or Karl Brenkert III, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, agents, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and dates indicated.

Signature	Title	Date
/s/Candace Kendle, PharmD Candace Kendle, PharmD	Chairman of the Board of Directors, Chief Executive Officer and Principal Executive Officer	August 13, 2007
/s/Christopher C. Bergen Christopher C. Bergen	President, Chief Operating Officer and Director	August 13, 2007

/s/Karl Brenkert III Karl Brenkert III	Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer	August 13, 2007
/s/G. Steven Geis, Ph.D., M.D. G. Steven Geis, Ph. D., M.D.	Director	August 13, 2007
Donald C. Harrison	Director	August ___, 2007
/s/Timothy E. Johnson, Ph.D. Timothy E. Johnson, Ph.D.	Director	August 13, 2007
/s/Frederick A. Russ, Ph.D. Frederick A. Russ, Ph.D.	Director	August 13, 2007
/s/Robert R. Buck Robert R. Buck	Director	August 13, 2007

Index to Exhibits

Exhibit 4.1
Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference from the Registration Statement on Form S-1 (File No. 333-30581) filed by the Registrant), as amended by the Certificate of Amendment of the Registrant (incorporated by reference from the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-23019) filed by the Registrant on April 14, 1999)

Exhibit 4.2	Amended and Restated Code of Regulations of the Registrant (incorporated by reference from the Registration Statement on Form S-1 (File No. 333-30581) filed by the Registrant)
Exhibit 4.3
Kendle International Inc. 2007 Stock Incentive Plan (incorporated by reference from the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 00-23019) filed by the Registrant on April 9, 2007)

Exhibit 5	Opinion of Keating Muething & Klekamp PLL
Exhibit 23.1	Consent of Deloitte & Touche LLP
Exhibit 23.2	Consent of Keating Muething & Klekamp PLL (contained in Exhibit 5 of this Registration Statement)
Exhibit 24	Power of Attorney (contained in the signature page of this Registration Statement)

______________

* All Exhibits are filed herewith unless otherwise indicated.